UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 14, 2015

AMBASSADORS GROUP, INC.

Delaware	No. 0-33347	91-1957010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 S. Howard, Suite 601, Spokane WA  99201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code
(509) 568-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 14, 2015, Ambassadors Group, Inc. (the “Registrant”) issued a press release announcing the Registrant’s earnings for the second quarter and six months ended June 30, 2015. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein in its entirety.

The information in Exhibit 99.1 is being furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act.

Item 8.01	Other Events.

On August 14, 2015, the Registrant issued a press release announcing that its Board of Directors has determined that it is in the best interests of the Company’s stockholders for the Company to dissolve, liquidate and distribute to stockholders its available assets.  The Company has been engaged in a lengthy and intensive evaluation of potential strategic alternatives in order to preserve and maximize stockholder value.  Those potential alternatives included pursuing a strategic transaction with a third party, such as a merger or sale of the Company and dissolving the Company, winding down its remaining operations and distributing its net assets to its stockholders, after making appropriate reserves for liabilities and expenses.

The Company’s dissolution was unanimously approved by the Board of Directors but is subject to stockholder approval.  The Company intends to present this proposal to its stockholders of record as of September 10, 2015 at a special meeting of stockholders.  The Company will file prescribed proxy materials with the Securities and Exchange Commission (“SEC”) in advance of that meeting. In connection with the dissolution, the Company intends to distribute to its stockholders all available cash other than as may be required to pay expenses and pay or make reasonable provision for known and potential claims and obligations of the Company, as required by applicable law.  The Board of Directors’ decision contemplates an orderly wind down of the Company’s remaining business and operations, including the dissolution and winding-up of subsidiaries.  If approved by the Company’s stockholders, the Company intends to file a certificate of dissolution, pay, satisfy, resolve or make reasonable provisions for claims and obligations as well as anticipated costs associated with the Company’s dissolution and liquidation, and seek to convert its remaining assets into cash or cash equivalents as soon as reasonable, practicable and financially prudent.

If the Company’s stockholders approve the proposal, the Company currently expects to make an initial liquidating distribution to stockholders in the range of approximately $44 million to $50 million, or $2.50 to $2.85 per share.  The Company expects to make this initial liquidating distribution as soon as practicable following receipt of stockholder approval and filing of a certificate of dissolution.  The amount of this initial distribution reflects the Company’s current liquid assets offset in part by provisions, or reserves, for future operating costs and expenses associated with dissolution and liquidation and, as required by law, for other known and potential claims and obligations.

Delaware law requires that, in connection with a dissolution, the Company’s Board of Directors make reasonable provision for known and potential claims and obligations of the Company and maintain those reserves until resolution of such matters.  The Board of Directors, in consultation with its advisors, has evaluated the liabilities, expenses, and known potential claims and obligations of the Company, as well as other matters, in order to estimate the amount that will be reserved.  Insofar as the reserves required by applicable law exceed, in the view of the Board of Directors, the ultimate amounts the Company will likely be required to pay creditors, the Board of Directors believes there is a reasonable possibility that a portion of the reserves will ultimately be distributed to stockholders.  The Board of Directors currently believes that total aggregate distributions to stockholders could range between $44 million and $53 million, or $2.50 and $3.00 per share.  The Board will evaluate the Company’s reserves on a periodic basis and will approve liquidating distributions when and as it deems appropriate.  Additional liquidating distributions will be made to the extent the required contingency reserves are released and upon the Company’s non-cash assets being monetized, which would likely span a multi-year period.  Further details regarding anticipated future distributions will be disclosed in the Company’s proxy materials to be filed in connection with the special meeting.

The amount distributable to stockholders, both initially and in total, may vary substantially from the amounts currently estimated based on many factors, including the resolution of outstanding known claims and obligations, the possible assertion of claims that are currently unknown to the Company, the ability to receive reasonable value when selling or otherwise monetizing its assets, and costs incurred to wind down the Company’s business.  Further, if additional amounts are ultimately determined to be necessary to satisfy or make provision for any of these obligations, stockholders may receive substantially less than the current estimates.

Until such time, if any, as the stockholders approve the Company’s dissolution, and the Board of Directors decides, and instructs management, to proceed with a dissolution, the Company will continue to investigate and consider any feasible, alternative, value-creating transactions of which it becomes aware.  If prior to its dissolution the Company receives an offer for a transaction that, in the view of the Board, would be expected to provide superior value to stockholders than the value of the currently estimated distributions, taking into account factors that could affect valuation, including timing and certainty of payment or closing, proposed terms and other factors, the dissolution could be abandoned in favor of such a transaction, even if dissolution has been previously approved by the Company’s stockholders.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This current report is for informational purposes only. It is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of the Company.  In connection with the Company’s proposed dissolution, the Company will file a proxy statement with the SEC for a special stockholder meeting and stockholders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the proposed dissolution. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s web site at http://www.sec.gov. The proxy statement (when available) and other relevant documents may also be obtained for free from the Company by directing a request to Ambassadors Group, Inc., c/o Investor Relations, 157 S. Howard, Suite 601, Spokane Washington 99201.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed dissolution. Certain information regarding the interests of such directors and executive officers is included in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders filed with the SEC on March 30, 2015, and will be included in the proxy statement relating to the proposed dissolution when it becomes available.

Special Note Regarding Forward-Looking Statements

This current report contains forward-looking statements. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this current report and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions, changes in foreign currency rates and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements to reflect any changes in expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Company’s 10-K filed with the SEC on March 25, 2015, and its proxy statement filed with the SEC on March 30, 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1:	Press Release, dated August 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS GROUP, INC.

Date August 14, 2015	By:
		/s/	Philip B. Livingston
Philip B. Livingston
Chief Executive Officer(Principal Executive Officer)

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated August 14, 2015